Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2020
February 24, 2021

Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Kate. Good morning everyone. I’m Jessica Greiner, Vice President of Investor Relations and Communications for Trinity. We appreciate you joining us for the Company’s rescheduled fourth quarter 2020 financial results conference call following the weather-related events affecting Texas and surrounding areas last week.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will refer to a few slides highlighting key points of discussion. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the site along with the Fourth Quarter Earnings Call event link. They are also available live during the webcast.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Jessica – and good morning everyone!
I’d like to start today on Slide 3 and pick up where we left off at our Investor Day in November last year. We laid out our strategy for Trinity’s rail platform to deliver premier financial performance and deploy capital to drive value creation. 2020 was a year of extraordinary change for Trinity. Effecting this change to evolve into a cash flow and returns-focused company during a global pandemic was all the more challenging. But our team pulled together and made difficult decisions that have put Trinity on a path to accelerate our financial performance. I want to commend our people for their commitment to the Company, to each other, and to our customers and all our stakeholders.
To begin my remarks, I believe there are several highlights from our fourth quarter and fiscal year 2020 performance that position us very well for the future. First, we’ve aligned our business under a core purpose and laid out our strategy for improving the Company’s returns. The strategic initiatives focused on optimizing our business structure, and growing our product and service offerings to advance modal share for the railcar industry. Second, in line with this strategy, Trinity completed the vast majority of our planned restructuring efforts during 2020. We also made further progress on leveraging Trinity’s balance sheet under our targeted capital structure. We expect to make additional progress in lowering our overall cost structure in 2021. Third, Trinity’s rail platform proved resilient during the unprecedented market events of COVID-19, generating strong cash flow from operations. And finally, there is potential to return additional capital to shareholders given the attractive cash flow profile of our business and the enhanced capital allocation framework we laid out at our Investor Day.
We are very excited about our future and very much expect 2021 to be a year of execution against our strategy to move the company forward. We believe we have a number of levers at our disposal to improve our performance and will share those results with you along the way.
Turning to Slide 4, let’s review the key financial highlights. Our fourth quarter financial performance reflects the decline in railcar demand as rail traffic fell amid the COVID-19 outbreak last spring. As a result, fourth quarter revenue of $416 million declined approximately 51% compared to last year. Our fourth quarter GAAP loss of $1.13 primarily reflects one-time charges that occurred during the quarter. Trinity’s adjusted EPS of $0.04 fell from prior year as a result of lower deliveries and softer railcar pricing. Trinity’s team worked quickly and diligently to cut costs out of the business, but our cost structure was burdened by the lost efficiencies from production declines. While our leasing operations held steady during a challenging market, lower lease portfolio sales and railcar deliveries created an earnings headwind for the full year. Our total GAAP loss for the year of $1.27 declined 217% year over year, and 2020 adjusted earnings declined 71% to $0.37 per share.
Our earnings performance amid the COVID-19 environment is disappointing; however, our platform continues to drive significant and stable cash flows. Our fourth quarter cash flow from continuing operations totaled $195 million, which is down just 15% from the prior year. Free cash flow after all investments and dividends of $64 million decreased 51% over the fourth quarter of 2019. For the year, and turning to Slide 5, operating cash flow of $652 million improved significantly year over year. As a result of our more conservative capital structure during the pandemic, Free Cash Flow of $113 million declined approximately 22% given higher Leasing Equity CapEx for the year.
Both Eric and I will speak to the performance factors driving these results in a minute, but the important takeaway from our consolidated fourth quarter and full year metrics is the resilient and stable cash flow generated from Trinity’s rail platform in a very challenging market – a testament to the valuable synergies within the business.

Overall, we continue to operate in a soft but improving market.
Looking at Slide 6, rail volumes, which are closely tied to the US economic output, have essentially recovered from the decline we saw over the first half of 2020. We are seeing the strongest recovery in agricultural and consumer-related markets. Railcar loadings for energy-related commodities, like crude and coal, continue to lag the recovery given the impacts of the economic shutdowns.
Industry railcar utilization is also improving. Over 125,000 railcars have returned to service or were scrapped since the peak of railcars in storage last summer. We estimate nearly 51,000 railcars were scrapped in 2020 resulting in the first year of an industry fleet contraction in over a decade. We expect this elevated pace of scrapping to continue so long as higher steel prices incentivize railcar owners to scrap older assets. While the industry railcar storage rate of 24% remains above the five year average, the trend is a relevant indicator for the health of the railcar industry.
Looking at the bottom two charts specific to Trinity’s business, we generally see the sector-specific impacts of an industry recovery first within our lease fleet before we see improvements in new railcar demand. During 2020, lease rates declined significantly compared to expiring lease rates as a result of lower demand for railcars. As rail traffic has picked back up, lease fleet utilization is stabilizing. We are also beginning to see early improvement in sequential railcar lease rates with the Future Lease Rate Differential (“FLRD”) metric inflecting positively during the fourth quarter. We introduced this metric at our Investor Day to provide investors a sense of the headwinds or tailwinds the current pricing environment will have upon Trinity’s lease portfolio in the near term.
Orders during the fourth quarter were low as expected, and for the year, represent the lowest number of orders since the financial crisis in 2009. This is not surprising given the availability of railcars within the industry, and the current projections for a slowly recovering industrial economy.
We are seeing a significant increase year over year in the number of inquiries from shippers and Class 1 railroads for available railcar equipment. While it is premature to estimate when these inquiries will lead to improvement in lease utilization, rates, and new railcar orders – it is a very positive sign for the rail market recovery. Given where we are today, we expect a modest recovery in railcar demand in the back half of 2021.
Trinity’s market-leading platform and experience managing through railcar cycles enables us to promptly respond to changing market dynamics and meet customer demand. More importantly, while the railcar market may likely only improve to a more normalized or replacement-level market in the near term, we feel confident in our ability to execute our strategy and improve our financial performance.
Turning from the industry to Trinity’s results on Slide 7. The value and stability of Trinity’s leasing business was readily apparent as the year unfolded. Our lease fleet utilization took an initial step down in the first quarter of the year, then proceeded to hover around 95% utilization through 2020. We are highly focused on maintaining our utilization and are seeing green shoots of improvement within various railcar types. Approximately 17% of our portfolio was up for renewal in 2020, limiting the impact of declining lease rates on top line revenue for the leasing business. Stronger lease rates on railcars added to the portfolio nearly offset the headwinds from utilization and lower lease rates on renewals, with annual revenue from leasing and management declining approximately 1% year over year. Looking into 2021, we have approximately 20% of our portfolio up for renewal, and we will have less of a headwind for lease rate pricing, as reflected by the FLRD metric.
The leasing team did a tremendous job managing our maintenance expenses to offset the earnings impact of the revenue decline within the segment. Segment profit also benefited from the change in our depreciation policy to extend the useful life of our assets and better reflect the economics of railcar ownership. We have a number of initiatives in place to lower our overall maintenance cost structure through increasing the use of our internal network, and implementing advanced technologies into our maintenance cleaning processes. Looking into next year, 2021 will be a heavier compliance year for maintenance events, so leveraging our maintenance platform will be key.
The Rail Products segment endured a difficult year as declining backlog required production cuts and layoffs within both our production and maintenance facilities. Lower pricing and the unabsorbed burden from the lower deliveries impacted the margin throughout the year. In the fourth quarter, the performance was also impacted by start-up costs related to our new maintenance facility in the Midwest, and idling costs associated with other non-strategic facilities, resulting in breakeven margin in the segment. We do expect there to be ongoing headwinds to segment performance in the first quarter of this year due to lower volumes, further headcount reductions, and additional maintenance facility start-up costs. We anticipate the benefit of our cost savings initiatives will begin to benefit segment performance in the second half of the year and will improve the segment margin performance year over year.
Before I turn the call over to Eric to discuss our financial results in further detail, let me close with an update on our initiatives to improve Trinity’s returns on Slide 8.

First as a reminder, we believe there are a number of levers at our disposal to improve our Pre-Tax ROE performance to a mid-teen level through the cycle. The strategic initiatives align under two areas of focus – optimization and growth. As we detailed at our Investor Day, there is a significant information value in our rail platform, and we are confident in our ability to monetize that value across services, parts, and solutions.
In 2020, our balance sheet optimization was modest as a result of a healthy level of near term liquidity and our decision to maintain a more conservative capital structure through the pandemic. During the year, our net debt increased approximately $135 million. In 2021, we expect to add additional leverage to our balance sheet as we have opportunity to deploy that capital.
In regards to SE&A, we achieved over $35 million of annualized administrative cost reductions in 2020. We’ll continue evaluating SE&A cost-reduction opportunities through process improvement and vendor management, and as always, manage the cost structure of our support organization to the size of the overall business. To improve our manufacturing performance, we are moving forward with our supply chain initiatives to enhance the value of outsourced fabrication activities from our facilities. We expect these efforts to shift approximately $45 million of cyclical headcount cost savings achieved in 2020 to structural cost savings upon execution. We’ve also made a modest investment subsequent to year end to acquire a railcar cleaning company with advanced proprietary robotics. We expect to scale this technology to our facilities over the next few years, which will improve our overall production operations efficiency and improve Rail segment margins.
In regards to fleet optimization, we expect to make modest investments to reposition certain railcars to other commodity service that we believe have better longer-term demand profiles. We also expect to complete a modest level of portfolio sales from our lease fleet to financial investment partners with lower-hurdled capital.
Earlier this month, our commercial team was very excited to officially launch the new Trinsight™ digital service offering for our customers. Trinsight™ provides real-time intelligence on the location, condition, and status of rail equipment, resulting in rail transportation efficiencies and safety that enhance rail fleet operations for shippers. This product offering is aligned with our sustainability commitment and is a key initiative in our business strategy to improve the overall rail modal supply chain. Trinsight™ is generating a modest amount of revenue through the beta testing of the product, and we are receiving a very positive response from shippers interested in the service following the product launch.

It is early days for sure, but with a backdrop of improving fundamentals and our confidence in the strategy we have developed, it is an exciting time to be looking forward at Trinity.
With that, let me now turn the call over to Eric to detail our quarterly results.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone!
As Jean noted, Trinity’s fourth quarter represents the continuation of lower railcar demand brought on by the COVID-19 pandemic. Additionally, our fourth quarter operating results were impacted by a number of one-time items. These adjustments primarily relate to the effect of the pension plan settlement, as well as later-stage restructuring activities, including write-downs to manufacturing-related assets. We also had a benefit from our final 2020 income tax provision as a result of tax law changes in 2020.
Starting with the income statement portion of Slide 9. Total revenues and adjusted earnings reflect the challenging railcar market with declining railcar deliveries and softer pricing. At these lower levels of manufacturing earnings, timing of railcar sales and fluctuations in leasing operations and legal and administrative expense have had varying impacts on our earnings results.
During the fourth quarter, Trinity incurred two impairment charges related to restructuring efforts and other market-related factors. The first charge was a non-cash write-down related to existing maintenance facilities that do not fit our operational strategy or cost profile and have been classified as assets held for sale. Our maintenance business has realigned its operational approach to focus on large, full service railcar maintenance facilities thereby providing better and more timely service to Trinity’s railcar lease fleet and our strategic customers. The second charge was a write-off associated with an investment in emerging technology for advanced steel materials where the third party was unable to secure adequate funding and is in the process of liquidating.
Moving to our cash flow, total cash flow from operations during 2020 improved year over year as a result of the cash flow synergies of Trinity’s rail platform, as well as the counter-cyclical effects of working capital from our balance sheet. Trinity generated approximately $652 million in cash flow from operations, with the sequential fourth quarter increase resulting primarily from the receipt of a $64 million income tax receivable. At year end, we have approximately $446 million in income tax receivable associated with the 2019 and 2020 tax years. We now expect to receive the 2019 refund in the first half of this year.
Trinity invested approximately $102 million last year in manufacturing and other company capex, which included the build-out of our maintenance facility in the Midwest. We also made a net investment in our lease fleet of approximately $464 million. When considering the effects of modest leverage on new lease fleet additions and associated debt amortization during the year, our Equity CapEx required for this investment totaled $484 million in 2020.
Total Free Cash Flow after all investments and dividends paid to investors amounted to $113 million for the fiscal year. Trinity returned a total of $285 million to shareholders in 2020, including dividends of $92 million and an additional $193 million in share repurchases. As of the end of the year, we have approximately $182 million remaining under our current authorization that runs through the end of 2021.
Before we move on, we also want to call investor attention to a change in the treatment of our portfolio sales from our lease fleet on a prospective basis. We will now present all sales of railcars from the lease fleet as a net gain from the disposal of a long-lived asset. This should simplify our reporting for investors. This change will slightly affect the presentation of our cash flow statement and the net investment in new lease fleet additions, but it will not change the net effect of our free cash flow metric or segment operating profit.
At this time, we are not providing specific earnings guidance given the uncertainty in the market related to the economic recovery of the COVID-19 pandemic. That being said, our business model generates significant cash flow, and we are highly focused on the value we can create from deploying this capital. For 2021, we expect cash flow from operations to be between $625 million and $675 million.
Turning to Slide 10, as Jean noted, our balance sheet is well capitalized, and we ended the fourth quarter with total liquidity of $727 million. During the fourth quarter, we issued over $526 million of new debt at a blended interest rate of 2.4%. We estimate Trinity’s pre-tax weighted average cost of capital improved during 2020 by 130 basis points to approximately 5%. The capital markets for railcar securitizations are at historically attractive rates as more and more investors are participating in these financings. As a pioneer in the railcar securitization market in the early 2000s, we are pleased to see this response to the asset class and expect to take further advantage of the market in 2021.

In late January, we were proud that Trinity’s leasing company was the first North American railcar lessor to establish a green financing framework. As part of our commitment to sustainability, Trinity takes our commitment to reducing our environmental impact seriously. TILC’s Green Financing Framework opens Trinity’s capital raising to new investors with a growing appetite for investing in green assets, and the response has been favorable.
Trinity remains in a very good capital position, with ample liquidity, strong cash flow generation, and approximately $1.4 billion in unencumbered assets.
When we consider the long-term performance of the business, we are confident that the changes effected during 2020 will set our Company on a path for accelerating our financial performance and unlocking value for shareholders. At our Investor Day in November, we issued four long-term key performance indicators presented here on Slide 11.
Trinity’s value is inherent in the cash flows of our long-duration railcar assets, platform synergies, opportunities for growth, and a disciplined capital allocation framework focused on shareholder returns. When evaluated over time, we believe these indicators collectively drive long-term value creation.
In 2020, operating cash flow improved year over year as previously discussed, and Free Cash Flow declined modestly. Our return on equity declined year over year from deteriorating market fundamentals, however, the Company has established a framework for improving our performance for which we feel many of the levers for improvement are within management’s control. Trinity executed on its commitment to deliver double-digit dividend growth with our December dividend increase of 11%, which was paid in January 2021. Our dividend growth in 2020 compared to the previous 2019 year was also nearly 12% for the year. Book Value per share slightly declined year over year principally due to certain one-time items.
Before I leave this slide, let me reiterate that Trinity’s strategy to drive returns and cash flows will not be linear from quarter to quarter. Each action we take will be made with returns and cash flows in mind. The pace of economic recovery will impact the time frame to achieve our goals, but I want to be clear, that we expect to make progress against our returns and cash flow goals, regardless of the market environment, and believe that Trinity is well positioned to do so.
I will conclude our remarks on Slide 12 by reiterating our key takeaways from the fourth quarter and fiscal year end and look forward into 2021. First, we laid out a strategy to reposition Trinity’s rail platform, improve the returns of the business, and unlock shareholder value. Second, we made solid progress on our initiatives to optimize both process and expenses across all aspects of our rail platform. We are proud of the hard work our people put forth during a global pandemic to reposition the Company for accelerating financial performance. Third, our platform demonstrated the ability to generate significant cash flow in a very challenging market environment. And finally, our commitment to a capital allocation framework that focuses on long-term shareholder value.
In 2021, we intend to further optimize our manufacturing platform through supply chain outsourcing and integrating advanced technologies, enhance our product portfolio through evolutionary products and services for our customers, and continue to optimize our balance sheet through additional leverage, fleet modifications, and portfolio sales. The uncertainty within the market could be a financial headwind to the impact of these initiatives, but we believe they are critical to accelerating the Company’s performance. We are confident in our ability to execute, and look forward to sharing our results with you throughout the year.
Kate, you may now take us to questions from our participants.
Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Kate. A replay of today’s call will be available after 10:30 a.m. Eastern standard time through midnight on March 3rd, 2021. The replay number is (877) 344-7529 with an access code of 10151360. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.
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